SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

COVENTRY HEALTH CARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	52-2073000

(State of Incorporation or Organization)	(IRS Employer Identification No.)

6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817

(Address and Zip Code of Principal Executive Offices)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [x]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [  ]

     Securities Act registration statement file number to which this form relates:   None    (if applicable).

     Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange On Which
To Be So Registered	Each Class is to be Registered

Common Stock, $.01 par value per share	New York Stock Exchange

Common Stock Rights	New York Stock Exchange

     Securities to be registered pursuant to Section 12(g) of the Act:   None

SIGNATURES
EXHIBIT INDEX

Item 1. Description of Registrant’s Securities to be Registered.

Overview

     The following summary descriptions of our certificate of incorporation, bylaws, common stock, preferred stock and stock purchase rights are not complete. These summaries are qualified by reference to the complete text of our certificate of incorporation, bylaws and rights agreement and the applicable provisions of the Delaware General Corporation Law.

     Our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.01 per share;

•	6,000,000 shares of Series A Convertible Preferred Stock, par value, $0.01 per share; and

•	1,000,000 shares of undesignated preferred stock, par value $0.01 per share.

     As February 28, 2003, there were 68,493,313 shares of our common stock issued and 58,800,208 shares outstanding. No shares of preferred stock are issued and outstanding.

Common Stock

   Voting Rights

     Each holder of our common stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights.

   Dividends

     Subject to the rights and preferences of the preferred stock , if any, each share of our common stock has an equal and ratable right to receive dividends as declared by the board of directors out of legally available funds.

   Liquidation and Dissolution

     Subject to the rights and preferences of the preferred stock, if any, each share of our common stock is entitled to share equally and ratably in all assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up of operations.

   Other Rights

     Holders of our common stock have no right to:

•	subscribe for any of our securities or maintain their proportionate ownership interest;

•	covert the stock into any other security; or

•	require us to redeem the stock.

     Holders of our common stock are not required to make additional capital contributions. All of our outstanding shares of common stock are fully paid and nonassessable.

Series A Preferred Stock

     The Company has authorized 6,000,000 shares of Series A Convertible Preferred Stock, of which 4,709,545 shares have been retired and cancelled and are not reissuable by the Company. The Company has no intention of issuing any of the 1,290,455 remaining authorized shares of Series A Convertible Preferred Stock.

Undesignated Preferred Stock

     Currently our board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide for the issuance of up to 1,000,000 shares of preferred stock in one or more series and, by filing with the Secretary of State of the State of Delaware a Certificate of Designations, which will be effective without stockholder action, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions of each series.

     In designating the preferences, limitations and relative rights of any series of preferred stock, our board of directors has the authority to provide that the shares of any series may:

•	have special, confidential, or limited voting rights or no voting rights; provided, however, that the shares, if not convertible into our common stock, will not have more than one vote per share, except as otherwise required by law, and if convertible into our common stock will not have more votes per share than they would have if they were so converted, except as otherwise required by law;

•	be redeemable or convertible at the option of our company, the stockholder or another person on the occurrence of a designated event, for cash, indebtedness, securities, or other property, or in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

•	entitle the holders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative or partially cumulative; and

•	have a preference over any other classes or series of shares with respect to distributions, including dividends and distributions upon dissolution, all as the board of directors may deem advisable and as are not inconsistent with Delaware law or our certificate of incorporation.

     It is not possible to determine the actual effect of the designation of a series of preferred stock on rights of our stockholders until our board of directors determines the rights of the holders of the series of the preferred stock. Such effects might include:

•	restrictions on the payment of dividends to holders of our common stock;

•	dilution of the voting power of our common stock if the series of preferred stock is convertible into our common stock;

•	restrictions upon any distribution of assets to the holders of our common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock; and

•	a decrease in the market price of our common stock.

Stock Purchase Rights

   Overview

     Pursuant to a Rights Agreement dated as of March 30, 1998, as amended, each issued and outstanding share of our common stock is accompanied by a stock purchase right which entitles the holder to purchase from us one-tenth of one share of our common stock at an initial exercise price of $80 per tenth of one share, subject to adjustment.

   Exercisability and Transferability of Rights

     Currently, the stock purchase rights are not exercisable or transferable apart from our common stock. The stock purchase rights will become exercisable and transferable upon the earlier to occur of:

•	the close of business on the tenth day after the public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 20% or more of the then outstanding shares of our common stock; and

•	the close of business on the date, following the commencement of a tender or exchange offer, that a majority of our board of directors determines that the tender or exchange offer, if consummated, would result in a person or group of persons acquiring or obtaining the right to acquire beneficial ownership of 20% or more of the then outstanding shares of our common stock.

   Flip-In Rights

     Upon the acquisition of 20% of our common stock by a person or group of persons, any stock purchase rights held by such person or group of persons will become null and void. Each other holder of a stock purchase right will have the right to receive, upon exercise, the number of shares of our common stock having a market value immediately prior to the acquisition equal to two times the then current exercise price of the stock purchase right.

   Flip-Over Rights

     Once the stock purchase rights become exercisable, if we are acquired in a merger or other business combination or if we sell or transfer more than 50% of our assets or earning power, each holder of a stock purchase right will have the right to receive, upon exercise, shares of the common stock of the surviving entity or acquiring party equal to two times the then current exercise price of the stock purchase rights. This right may be exercised independent of the right exercisable upon the acquisition of 20% of our common stock by a person or group of persons as described above.

   Redemption of Rights

     Our board of directors may vote to redeem the outstanding stock purchase rights, in whole or in part, at a redemption price of $.001 per right, at any time prior to:

•	the close of business on the tenth day after the public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 20% or more of the then outstanding shares of our common stock; and

•	the close of business on February 7, 2006; provided, however that this date may be extended for a period of time not to exceed three years in the event the audit committee or a similar committee of independent directors of the Company approves such an extension.

   Exchange of Rights

     At any time after acquisition of 20% of our common stock by a person or group of persons as described above, our board of directors may exchange the stock purchase rights, in whole or in part, at an exchange ratio of one share of common stock per stock purchase right. Our board of directors, however, may not effect an exchange if any person or group of persons acquires beneficial ownership of 50% or more of our shares of common stock then outstanding.

   Exemptions

     Any acquisition by Warburg, Pincus Ventures, L. P., Warburg, Pincus Equity Partners, L. P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V. and any of their affiliates and associates through May 2005 will not trigger the exercisability of the stock purchase rights if these entities do not:

•	sell or otherwise transfer any shares of our common stock except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in a transaction qualifying as an exempt transaction under the Securities Act;

•	sell or otherwise transfer common stock to any person if such person would own more than 9.9% of our common stock after the sale. However, this restriction does not apply to transfers to sales or transfers made:

• to their affiliates who agree to be bound by the same transfer restrictions;

• pursuant to an effective registration statement under the Securities Act;

• pursuant to and in compliance with Rule 144 under the Securities Act;

• pursuant to pro rata distributions to their partners; or

• with the written consent of our board of directors;

•	acquire, offer to acquire or agree to acquire any shares of our common stock if it would result in they and their affiliates collectively owning more than 34.9% of our outstanding shares of common stock computed on a fully diluted basis;

•	commence or participate in a solicitation of proxies either to oppose the election of any person to our board of directors or seek to remove any person from our board of directors who has been nominated by the nominating committee of our board of directors; or

•	make or solicit or assist a third party in making a tender or exchange offer to purchase any shares of our common stock or make any public announcement concerning, or submit any written proposal to our board of directors for, a merger, share exchange, acquisition of substantially all of our assets or similar transaction involving our company.

   Amendment of Rights Agreement

     At any time prior to the stock purchase rights becoming exercisable, our board of directors may amend any provisions of the rights agreement granting the stock purchase rights. At any time after the stock purchase rights become exercisable, our board of directors may amend the rights agreement in any manner consistent with and for the purpose of fulfilling the objectives of the board of directors in originally adopting the rights plan.

Registration Rights

     Pursuant to the Amended and Restated Securities Purchase Agreement, dated as of April 2, 1997, as amended, among our company, Warburg and Franklin Capital Associates III L. P., Warburg and Franklin have certain rights to cause us to register under the Securities Act the sale of all or part of the shares of our common stock owned by them, including shares of our common stock subsequently acquired by them and any of our capital stock issued as a dividend or distribution in respect of or in exchange or replacement for shares of our common stock owned by them. The Amended and Restated Securities Purchase Agreement provides for two demand registrations at an aggregate public offering price, before underwriting discounts and commissions, of not less than $20.0 million. Demand registrations must be initiated by the holders of a majority of the then outstanding common stock subject to the registration rights. The Amended and Restated Securities Purchase Agreement also provides for unlimited “piggyback” registrations with respect to registrations initiated by our company for our own account or the account of another security holder. In the event of a registration pursuant to these demand or piggyback registration rights, the stockholders requesting registration are responsible for the underwriting discounts and selling commissions and the fees and disbursements of counsel for the stockholders in excess of $15,000. We are responsible for up $15,000 of the fees and expenses of one counsel for the stockholders and all other expenses in connection with the registration.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

   General

     The provisions of our certificate of incorporation and bylaws described in this section may delay or make it difficult to effect acquisitions or changes of control of us.

   Classified Board of Directors

     Our board of directors currently is divided into three classes of directors as follows:

•	Class I directors currently are serving a three-year term that will end at the annual meeting of the stockholders in 2004;

•	Class II directors currently are serving a three-year term that will end at the annual meeting of the stockholders in 2005; and

•	Class III directors currently are serving a three-year term that will end at the annual meeting of the stockholders in 2003.

     Unless the members of our board of directors are approved by all shares of our stock entitled to vote on the election of directors, our certificate of incorporation requires a majority of our directors to be individuals who:

•	are not present or former officers or employees of our company or any subsidiary of our company;

•	are not members of the immediate family of any present or former officers or employees of our company or any subsidiary of our company;

•	are not controlled by or under common control with any present or former officers or employees of our company or any subsidiary of our company.

     Our certificate of incorporation provides that directors may be removed only for cause upon a finding that the director engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, and removal of the director is in the best interests of our company. Any removal must be approved by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Directors of the company may be removed for any reason other than cause only upon the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may prevent or deter a stockholder from removing incumbent directors and gaining control of the board of directors by filling vacancies with its own nominees.

     The provisions contained in our certificate of incorporation with respect to our board of directors may be altered, amended or repealed only by the affirmative vote of the holders of at least 75% of the voting power of all shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

     The overall effect of these provisions may be to make it more difficult to effect a change in control or remove our incumbent directors.

   Amendments, Supermajority Voting Requirements

     When a quorum is present at an annual or special meeting of the stockholders, a vote of the holders of a majority of the voting power entitled to vote decides any question on which our stockholders are entitled to vote unless a different vote is required by statute, applicable stock exchange rule, our certificate of incorporation or our bylaws.

     Our certificate of incorporation and bylaws impose the following supermajority voting requirements in the following circumstances:

•	Our board of directors has the power to adopt, amend or repeal our bylaws. Our bylaws state that the shareholders may not amend, delete or otherwise alter the bylaws except upon the affirmative vote of the holders of not less than 75% of our outstanding capital stock.

•	The affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of our company entitled to vote is required for the removal of one of our directors for any reason other than cause.

•	The affirmative vote of the holders of at least 75% of the voting power of all shares of stock entitled to vote generally in the election of directors, voting together as a single class is required to alter, amend, adopt any provision consistent with, or repeal any provision of Article V or VI of our certificate of incorporation regarding:

• the restrictions on present or former officers or employees of our company or any of our subsidiaries, or members of their immediate family, serving on our board of directors;

• the power of our board of directors to adopt, amend or repeal our bylaws;

• the number, election, term and removal of members of our board of directors;

• the filling of newly created directorships and vacancies on our board of directors;

• the indemnification of our directors, officers, employees and agents; and

• the persons who are entitled to call a special meeting of our stockholders.

     These provisions may make a change in control of our business more difficult by delaying, deterring or preventing a tender offer or takeover attempt or alteration of the rights of certain stockholders. These provisions also may promote the continuity of our management by making it more difficult to remove or change the incumbent members of the board of directors.

Stockholder Action; Special Meeting of Stockholders

     Our bylaws permit any action required or permitted by statute to be taken at a stockholders’ meeting to be taken without a meeting if a written consent is delivered to us, signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Our certificate of incorporation provides that a special meeting of our stockholders may be called by the holders of not less than 50% of all shares entitled to vote at the meeting or by our chief executive officer, president or board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

     Our bylaws require stockholders who want to bring business before an annual or special meeting of stockholders to provide timely written notice to our corporate secretary. A stockholder who desires to make nominations for directors at an annual meeting of stockholders or special meeting of stockholders called by the board of directors for the purpose of electing directors also must provide timely written notice to the secretary. In each case, to be timely, notice must be:

•	delivered to or mailed and received at our principal executive offices not less than 120 days prior to the meeting;

•	received not later than the close of business on the tenth day following the day on which notice was mailed or public disclosure was given of the date of the annual or special meeting, if less than 130 days’ notice or prior public disclosure of the meeting is given;

•	in the case of the annual meeting, received at least 120 days in advance of the anniversary of the date of the release of our proxy statement to stockholders in connection with our previous year’s annual meeting, unless no annual meeting was held during the prior year or the date of the annual meeting has been changed by more than 30 calendar days.

Our bylaws also specify requirements as to the content of the notice of a shareholder proposal or nomination of a director.

     These provisions may have the effect of keeping stockholders from bringing matters before annual and special meetings of our stockholders.

Authorized But Unissued Shares

     The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Delaware Law

     Some Delaware law provisions may make it more difficult for someone to acquire us through a tender offer, proxy contest or otherwise.

     Section 203 of the Delaware General Corporation Law provides that, subject to certain stated exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person. A corporation may not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     The effect of these provisions may make a change in control of our business more difficult by delaying, deferring or preventing a tender offer or other takeover attempt that a stockholder might consider in its best interest. This includes attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of the board of directors.

Limitations on Liability and Indemnification of Officers and Directors

     Our certificate of incorporation provides that, to the fullest extent authorized by the Delaware General Corporation Law, each person who is or was a director, officer, employee or agent of our company shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, officer, employee or agent, and shall be indemnified against any liability or expense incurred by reason of the fact that the person is or was a director, officer, employee or agent of our company, if the person acted in good faith and in, or not opposed to, our best interests, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     The affirmative vote of the holders of at least 75% of the voting power of all shares of stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with, or repeal these indemnification provisions. Our bylaws also contain indemnification provisions similar to and consistent with those described above.

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against liability actually and reasonably incurred if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In connection with a criminal proceeding, a corporation may indemnify any director, officer, employee or agent who had no reasonable cause to believe his or her conduct was unlawful. However, in actions brought by or in the right of a corporation, the Delaware General Corporation Law does not allow indemnification of a person adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     The Delaware General Corporation Law does not permit limitation of the liability of a director for the following:

•	breaches of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or known violations of law;

•	the payment of unlawful dividends or unlawful stock purchases or redemptions; or

•	transactions in which the director received an improper personal benefit.

     We maintain directors’ and officers’ liability insurance coverage to insure our directors and officers against liabilities that are not subject to indemnification under our certificate of incorporation.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit

1.	Certificate of Incorporation of Coventry Health Care, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Form S-4, Registration Statement No. 333-45821).
2.	Bylaws of Coventry Health Care, Inc. (Incorporated by reference to Exhibit 3.2 to the Company's Form S-4, Registration Statement No. 333-45821).
3.	Amendment No. 1 to the Bylaws of Coventry Health Care, Inc. effective as of November 8, 2001 (Incorporated by reference to Exhibit 3.3 to the Company's Form S-4, Registration Statement No. 333-83106).
4.	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated April 8, 1998).
5.	Rights Agreement dated March 30, 1998 between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated April 8, 1998).
6.	Amendment No. 1 to Rights Agreement, dated as of December 18, 1998 by and between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K dated December 21, 1998).
7.	Amendment No. 2 to Rights Agreement, dated as of May 5, 2000 by and between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 4.2.3 to the Company's Annual Report on Form 10-K dated March 28, 2001).
8.	Amendment No. 3 to Rights Agreement, dated as of March 5, 2003 by and between Coventry Health Care, Inc. and Mellon Investor Services LLC, formerly ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 4.2.4 to the Company's Current Report on Form 8-K dated March 5, 2003).
9.	Amended and Restated Securities Purchase Agreement dated as of April 2, 1997, by and among Coventry Corporation, Warburg, Pincus Ventures, L.P. and Franklin Capital Associates III, L.P. (Incorporated by reference to Exhibit 10 to Coventry Corporation's Form 8-K dated May 7, 1997).
10.	Amendment No. 1 to Amended and Restated Securities Purchase Agreement dated August 1, 1998 between Coventry Health Care, Inc. (successor by merger to Coventry Corporation) and Warburg, Pincus Ventures, L.P. (Incorporated by reference to Exhibit 4.13 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998).
11.	Consent to the Combination Agreement of Warburg, Pincus Ventures, L.P. dated December 18, 1998 (Incorporated by reference to Exhibit 4.7 to the Company's Form 8-K dated April 8, 1998).
12.	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
13.	Shareholders' Agreement dated as of May 5, 2000, by and among Coventry Health Care, Inc., Warburg, Pincus Ventures, L.P., a Delaware limited partnership, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership. (Incorporated by reference to Exhibit 4.1 to the Company's Form 10-Q, Quarterly Report for the quarter ended September 30, 2000.)

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

COVENTRY HEALTH CARE, INC.

March 14, 2003	By:	/s/ Dale B. Wolf

Dale B. Wolf Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.	Certificate of Incorporation of Coventry Health Care, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Form S-4, Registration Statement No. 333-45821).
2.	Bylaws of Coventry Health Care, Inc. (Incorporated by reference to Exhibit 3.2 to the Company's Form S-4, Registration Statement No. 333-45821).
3.	Amendment No. 1 to the Bylaws of Coventry Health Care, Inc. effective as of November 8, 2001 (Incorporated by reference to Exhibit 3.3 to the Company's Form S-4, Registration Statement No. 333-83106).
4.	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated April 8, 1998).
5.	Rights Agreement dated March 30, 1998 between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated April 8, 1998).
6.	Amendment No. 1 to Rights Agreement, dated as of December 18, 1998 by and between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K dated December 21, 1998).
7.	Amendment No. 2 to Rights Agreement, dated as of May 5, 2000 by and between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 4.2.3 to the Company's Annual Report on Form 10-K dated March 28, 2001)
8.	Amendment No. 3 to Rights Agreement, dated as of March 5, 2003 by and between Coventry Health Care, Inc. and Mellon Investor Services LLC, formerly ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 4.2.4 to the Company's Current Report on Form 8-K dated March 5, 2003).
9.	Amended and Restated Securities Purchase Agreement dated as of April 2, 1997, by and among Coventry Corporation, Warburg, Pincus Ventures, L.P. and Franklin Capital Associates III, L.P., (Incorporated by reference to Exhibit 10 to Coventry Corporation's Form 8-K dated May 7, 1997).
10.	Amendment No. 1 to Amended and Restated Securities Purchase Agreement dated August 1, 1998 between Coventry Health Care, Inc. (successor by merger to Coventry Corporation) and Warburg, Pincus Ventures, L.P. (Incorporated by reference to Exhibit 4.13 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998).
11.	Consent to the Combination Agreement of Warburg, Pincus Ventures, L.P. dated December 18, 1998 (Incorporated by reference to Exhibit 4.7 to the Company's Form 8-K dated April 8, 1998).
12.	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
13.	Shareholders' Agreement dated as of May 5, 2000, by and among Coventry Health Care, Inc., Warburg, Pincus Ventures, L.P., a Delaware limited partnership, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership. (Incorporated by reference to Exhibit 4.1 to the Company's Form 10-Q, Quarterly Report for the quarter ended September 30, 2000.)